UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Wynn Resorts, Limited
(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 17, 2015, Elaine P. Wynn issued the following press release:

Elaine Wynn Believes Wynn Resorts Stockholders Are Best Served with Her in the Boardroom

Open Letter Demonstrates Why Her Re-Election is Vital Step in Making the Board Accountable to Stockholders

LAS VEGAS – April 17, 2015 – Elaine Wynn, co-founder, Board member and third-largest stockholder of Wynn Resorts (NASDAQ: WYNN), today released a letter to all stockholders distinguishing her qualifications as the BEST candidate for re-election to the Wynn Resorts Board of Directors. Highlights include:

●	Elaine believes her industry experience, value as co-founder and independence of thought bring the most value to the Boardroom.
●	The Board’s nominees, John. J. Hagenbuch and J. Edward Virtue, have been largely absent in answering questions from stockholders.
●	By virtue of their committee positions, the Board’s two nominees are most directly responsible for the Board’s glaring corporate governance errors.
●

Elaine’s position as third-largest stockholder aligns her interests with stockholders, whereas Mr. Hagenbuch and Mr. Virtue’s collective holdings add up to one-one-thousandth of one percent of total outstanding stock.

A copy of the letter follows:

April 17, 2015

Dear Fellow Wynn Resorts Stockholders,

Over the past few weeks, the Company’s actions and public statements have only reinforced my belief that we, the stockholders of Wynn Resorts, deserve far better. With just days to go before the Annual Meeting, I am certain of one thing:

STOCKHOLDERS WILL BE BETTER OFF WITH ME IN THE BOARDROOM.

Since my campaign began, you have heard me talk a lot about my credentials for this Board. I am a co-founder of our Company, its third-largest stockholder, the only candidate who has been intimately involved in countless aspects of our strategy and growth, and the only one who brings four decades of industry experience to the Boardroom. I have been speaking to you directly to explain why those credentials make me the best candidate to protect and grow stockholder value. By contrast, instead of focusing on the merits of its own candidates, the Company has issued numerous statements attempting to belittle my contributions and impugn my motives. The Company’s statements are both wrong and unfair, but they also ignore the real question: Am I better than the other candidates up for election? In evaluating THAT question, stockholders should consider several points, which the Company fails to confront or would have you ignore.

The silence from the Wynn Resorts candidates is deafening. Throughout this proxy campaign, I have made myself available to investors, proxy advisory firms and the media, to present my credentials and answer questions. It is telling to me that, while I have continued to confront the important issues facing the Company, the two candidates put forth by the Board – John J. Hagenbuch and J. Edward Virtue – have been largely absent. Instead of speaking to you directly and answering your questions, my opponents have primarily had Company executives or other Board members answer questions on their behalf, rather than answer themselves. That decision speaks volumes.

But I’m not surprised by it. As an active Board member, I have seen for myself which directors contribute the MOST in terms of conducting due diligence on important Company decisions and building strategies that focus on returns for stockholders. In my opinion, while Mr. Hagenbuch and Mr. Virtue may qualify as technically “independent” under stock exchange rules, they far too often act as rubber stamps for the Chairman. I am the candidate with the truly independent voice and spirit who can challenge the Chairman without fear or favor, and I have no doubt that my exercise of that independence is a primary reason the Governance Committee voted to suddenly shrink the size of the Board and leave me off of the Company slate without having a plan in place to add more qualified candidates to the Board. As the proxy advisory firm Egan-Jones put it, I am “functionally probably the most independent,” and my independence was a “likely contributor” to the Board’s decision to try to oust me.i

By virtue of their committee positions, my two opponents are the directors most directly responsible for the Board’s glaring corporate governance errors. Throughout this campaign, the Wynn Resorts Board has been criticized for two corporate governance issues: compensation practices and lack of Board diversity. Yet, the two candidates the Board has nominated for re-election are both members of the Compensation Committee, and Mr. Virtue is the chairman of the Committee. He is also a member of the Governance Committee. As ISS put it, the Board’s nominees were the “architects” of the much criticized compensation plan.ii I have offered my views on these issues. Where are Mr. Hagenbuch and Mr. Virtue?

As the Company’s third-largest stockholder, my interests are inextricably aligned with yours, and my actions on the Board are consistent with that fact. The Board’s suggestion that I am conflicted in my role as a director defies logic and, as one well-known New York Times columnist put it, is “a distracting sideshow.”iii Wynn Resorts is not just an investment for me as its third-largest stockholder. It represents a significant portion of my net worth, which gives me a large incentive in the Boardroom to regard each important proposal with an eye for increasing the value of our collective investment in the future. My interests are inextricably aligned with yours. Mr. Hagenbuch and Mr. Virtue’s holdings collectively add up to less than one-one-thousandth of one percent of the shares.

My unique combination of industry and Company experience is a valuable asset to the Board. I have played a significant role in creating the global enterprise that exists in Wynn Resorts today. I also don’t evaluate multi-billion dollar proposals merely from my seat in the Boardroom. I am on the ground doing my own research, visiting the sites and then providing knowledgeable feedback in Boardroom discussions.

For example, when the Company considered expanding into Philadelphia, I visited there and learned about that market firsthand. I also traveled to Boston to the site of what will be an exciting new project for us. There I found a different market, one in which we could be very successful. It’s interesting that the Company touts Mr. Hagenbuch’s real estate experience, but when it came to expanding the Company’s operations into new markets, I’m the only one of the three candidates who visited the sites, learned about the markets, and engaged the Chairman during Board discussions.

Likewise, Mr. Virtue may have financial experience, but it is impossible, in my opinion, to prove that he provides any sort of unique contribution that others do not. By contrast, my contributions are unique. There is not a single director other than the Chairman who is as knowledgeable as I am about our industry, the dynamics that drive it, or the operations of our Company.

In my opinion, the Wynn Resorts Board currently has ONE candidate, ME, who represents diversity of thought. Without me on the Board, that perspective is gone. The Board has gone to great lengths to convince stockholders that it has been searching for a diverse candidate and will announce one sometime later this year. I find this announcement fascinating but somewhat disingenuous. Does anyone really think that the Board would have made a commitment to diversity had I not raised the issue as part of this campaign? Are we really to believe the boys on the Board are interested in diversity when they chose to remove their lone female member at the last minute without a plan to add others?

The New York Times noted, “It appears as if Ms. Wynn was ejected too hastily because the company did not have a replacement candidate and instead chose to shrink the board. Even if the independent directors were having disagreements with Ms. Wynn, it’s curious why they would take such a significant step with what seems to be so little preparation and recognition of the foreseeable consequences, namely that Ms. Wynn would not go away quietly.”iv

And Egan-Jones remarked that Wynn Resorts doesn’t need a “smaller and even less diverse Board of only men as the current Board has put forth, but rather a more diverse Board with members of both sexes that is able to navigate the many challenges the company faces with a diversity of skills and experience; a Board for 2015, not 1915.”

I fully realize that the issues in the Boardroom will not be solved in this year’s annual meeting. But as stockholders, we need to make sure these issues are being heard and addressed at the Board level. I believe my re-election to the Board is a vital step in making the Board accountable to stockholders. In a television interview this week, even the Company’s Chairman publicly declared his support for me and stated that he disagreed with the Board’s actions.v I believe that I am well equipped to help the Board identify other diverse candidates that will bring independence of thought and contribute to Board discussions in meaningful ways.

YOUR CHOICE IN THIS ELECTION IS CLEAR. VOTE THE GOLD PROXY CARD TODAY FOR ELAINE WYNN, THE ONE CANDIDATE WHO HAS NOT BEEN AFRAID TO SPEAK HER MIND AND WHO BRINGS FAR SUPERIOR CREDENTIALS TO THE BOARDROOM THAN EITHER

JAY HAGENBUCH OR TED VIRTUE.

Sincerely,

Elaine Wynn

CONTACT:

Investors: Bruce H. Goldfarb / Jon Einsidler / Lydia Mulyk / Lisa Patel, Okapi Partners LLC, 212-297-0720, info@okapipartners.com; or Media: Liz Micci / Luke Barrett, The Abernathy MacGregor Group, 212-371-5999, edm@abmac.com / lpb@abmac.com

***

On March 20, 2015, Elaine P. Wynn filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission.  Ms. Wynn is soliciting proxies for use at the Company’s 2015 Annual Meeting of Stockholders, to be held on April 24, 2015.  She intends to use such proxies to vote in favor of her re-election to the board of directors, and for the election of the Wynn Resorts, Limited nominee other than John J. Hagenbuch.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND, AS THEY BECOME AVAILABLE, OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MS. WYNN FROM THE STOCKHOLDERS OF WYNN RESORTS, LIMITED BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE MATERIALS AND OTHER MATERIALS FILED BY MS. WYNN IN CONNECTION WITH HER PROXY SOLICITATION WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY MS. WYNN WITH THE SECURITIES AND EXCHANGE COMMISSION WILL ALSO BE AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO MS. WYNN’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER (877) 629-6355 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

i Permission to use quotations from ISS and Egan-Jones reports was neither sought nor obtained.

ii Id.

iii Steven Davidoff Solomon, Fight Over Wynn Resorts Overshadows Question of Management, The New York Times, April 14, 2015. Available at http://www.nytimes.com/2015/04/15/business/dealbook/fight-over-wynn-resorts-overshadows-question-of-management.html.

iv Id.

v Interview of Steve Wynn by Charlie Rose, Charlie Rose, PBS, April 15, 2015, available at http://www.bloomberg.com/news/videos/2015-04-16/wynn-resorts-steve-wynn-charlie-rose-04-16-?cmpid=yhoo